Exhibit 99.(h)(8)(C)

EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

This EXPENSE LIMITATION AGREEMENT (this “Agreement”), effective May 7, 2013, is made by and between ING Investments Distributor, LLC (formerly ING Funds Distributor, LLC, the “Distributor”) and ING Investors Trust (the “Registrant”).  The Registrant is a series fund investment company, and is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of Registrant set forth on Schedule A to this Agreement (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.

WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company; and

WHEREAS, the Registrant and the Manager desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

WHEREAS, the Registrant and the Distributor have entered into a shareholder service plan, as amended and restated (the “Shareholder Service Plan”), pursuant to which the Distributor provides shareholder services to each Fund; and

WHEREAS, the Registrant, the Distributor has determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Expense Limitation.

1.1

Applicable Expense Limit.  To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Distributor, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund’s business, and expenses of any counsel or other persons or services retained by such Fund’s trustees who are not “interested persons,” as that term is defined in the 1940 Act, of the Distributor (the “Fund Operating Expenses”), incurred by Class of a Fund listed on Schedule A (the “Class”), after the application of all other waivers of expenses (including management fee waivers and reductions) relevant to the Fund,  exceed the Operating Expense Limit, as defined in Section 1.2 below, for such Class, such excess amount (the “Excess Amount”) shall be the liability of the Distributor, and payable from the shareholder services fees received by the

Distributor under the Shareholder Service Plan.  For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund’s use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

1.2

Operating Expense Limit.  The Operating Expense Limit with respect to the Class of a Fund shall be the amount specified in Schedule A.

1.3

Daily Computation.  The Distributor shall determine on each business day whether the aggregate Fund Operating Expenses for the Class of each Fund exceed the Operating Expense Limit for the Fund, as such Operating Expense Limit has been pro-rated to the date of such determination (the “Pro-Rated Expense Cap”).  If, on any business day, the aggregate Fund Operating Expenses for the Class of the Fund do not equal the Pro-Rated Expense Cap for that Class, the amount of such difference shall be netted against the previous day’s accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

1.4

Payment.  At the end of each month, the accruals made pursuant to Section 1.3 above shall be netted, and the result shall be remitted by the Distributor to the Fund if such netting results in an Excess Amount, and it shall be remitted to the Distributor if such netting results in a Recoupment Amount and the Distributor is entitled to a Recoupment Amount pursuant to Section 2 below.  Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of the Fund in accordance with the terms of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.  For avoidance of doubt, any payments made pursuant to Section 1.1 and this Section 1.4 may include waivers of Fund-level expenses, such as management fees, custodian fees, and other expenses related to the management of the Trust’s assets which must be allocated proportionately among all classes, and reimbursements of Class-specific expenses, which may be waived or reimbursed at different amounts for individual classes.  The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund’s advisory fee payable to the Distributor.

2.

Right to Recoupment.

  If the Distributor has waived or reduced any shareholder services fees, or made any payments pursuant to Section 1.4 above, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.4 above, the Distributor shall be entitled to recoup from a Fund any such shareholder services fees waived or reduced and any such payments made (“Recoupment Amounts”), if (i) on the date of any calculation under Section 1.3, the aggregate Fund Operating Expenses for the Class of a Fund are less than that day’s Pro-Rated Expense Cap for that Class, and (ii) such Recoupment Amounts have not already been recouped.  Any amounts recouped from the Class of a Fund shall be recouped in accordance with the principles of the 1940 Act.  Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36 month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3.

Termination.

This Agreement shall terminate with respect to a Fund upon termination of the Shareholder Service Plan with respect to such Fund and such termination is approved by the Board of Trustees of the Registrant.

4.

Miscellaneous.

4.1

Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2

Interpretation.  Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant’s articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

4.3

Definitions.  Any question of interpretation of any provision of this Agreement, including but not limited to the shareholder services fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of Shareholder Service Plan or the 1940 Act, shall have the same meaning as and be resolved by reference to the Shareholder Service Plan or the 1940 Act.

4.4

Amendments.  This Agreement may be amended only by a written agreement signed by each of the parties hereto and such amendment is approved by the Board of Trustees of the Registrant.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ING INVESTORS TRUST

ING INVESTMENTS DISTRIBUTOR, LLC

By:

/s/ Kimberly A. Anderson

By:

/s/ Michael J. Roland

Name:

Kimberly A. Anderson

Name:

Michael J. Roland

Title:

Senior Vice President

Title:

Executive Vice President

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund	Service Class Operating Expense Limit
ING BlackRock Large Cap Growth Portfolio – Service Class Shares	1.04%

/s/ HE

HE

Effective Date:  May 7, 2013 to reflect new agreement as a result of receiving shareholder approval as a result of IPO.